Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, Jr., CEO
(763) 475-1400

UROLOGIX REPORTS FISCAL 2009 RESULTS INCLUDING SEQUENTIAL

GROWTH IN FOURTH QUARTER FISCAL YEAR 2009 REVENUE

•	Increased Revenue by 4% Compared to Third Quarter Fiscal 2009

•	Reduced Net Loss by 27% Compared to Third Quarter Fiscal 2009

•	Reduced Operating Expenses by 5% Compared to Third Quarter Fiscal 2009

MINNEAPOLIS — August 25, 2009 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company focused on developing, manufacturing and marketing Cooled ThermoTherapy™ systems, a durable and effective catheter based in-office alternative to drugs or surgery for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for the fourth quarter ended June 30, 2009 and for fiscal year 2009.

2009 Fourth Quarter Financial Results

Revenue for the fourth quarter was $3.4 million, or 4 percent more than the $3.3 million reported in the third quarter of this fiscal year; however, it was 6 percent less than the $3.7 million reported in the same period of fiscal 2008.

Net loss for the fourth quarter was $876,000, or a loss of $0.06 per diluted share. This compares to a net loss of $1.2 million or $0.08 per diluted share in the third quarter of fiscal 2009, and a loss of $2.2 million or $0.16 per diluted share for the fourth quarter of fiscal 2008.

Cash utilization for the quarter ended June 30, 2009 was $603,000, a 33 percent reduction from the cash utilization of the prior fiscal quarter and an 11 percent reduction from the cash utilization in the fourth quarter of fiscal 2008. The Company’s cash balance was $7.0 million as of June 30, 2009, which management considers sufficient to fund working capital and capital resource needs beyond fiscal year 2010.

“We believe the fourth quarter results continue to demonstrate the early returns from a stable and maturing sales force, improved operational efficiencies and management of departmental expenses. In the fourth quarter of fiscal year 2009, we left the American Urological Association (AUA) 2009 Annual Meeting having introduced the complete CTC Advance® catheter family, robust five year data dramatizing durable clinical outcomes, and the first data supporting the ability to customize our high energy, Cooled ThermoTherapy treatment for patient comfort without sacrificing clinical outcomes at the one year post-treatment milestone. The top priority at Urologix is to fuel this initial momentum by continuing to focus on the advantages provided to the urologist and BPH patient by Urologix’ technology in producing durable clinical outcomes as well as improved comfort and ease-of-use through the CTC Advance® catheter and customized therapy. Our sales force is delivering this message to our customers and prospects while tasked with providing unmatched customer service. We believe these initiatives will drive continued improvement in our financial results,” stated Stryker Warren, Jr., CEO.

In the fourth quarter of fiscal year 2009, revenue from catheter sales to direct accounts contributed 36 percent of overall revenue as compared to 35 percent in the third fiscal quarter. Revenue derived from the Urologix mobile service represented 48 percent of overall revenue in the fourth quarter of fiscal 2009, consistent with the third quarter of fiscal 2009. Third party mobile revenue represented approximately 14 percent of overall revenue in the fourth quarter of fiscal 2009, also consistent with 14 percent of revenue in the prior quarter. The Urologix mobile treatment volume grew sequentially in the second, third and fourth quarters of the 2009 fiscal year. In the fourth quarter the Company achieved sequential growth across the business in all distribution channels: direct, Urologix mobile services, and third-party mobile services.

Gross profit for the fourth quarter of fiscal 2009 was $1.8 million, or 52 percent of revenue, compared to $1.7 million or 50 percent of revenue in the third quarter of fiscal 2009, and $2.0 million or 55 percent of revenue for the fourth quarter of fiscal 2008. The increase in gross margin over the third quarter of fiscal 2009 is partially due to a decrease in unabsorbed manufacturing expenses as a result of increased production, as well as a decrease in manufacturing costs. The increase in production was in response to an increase in the number of shipments and did not increase inventory levels. The 3 percent decrease in gross margin from the fourth quarter of the prior fiscal year is due to current year higher manufacturing expense per unit as a result of lower production volume, as well as an increase in the Urologix mobile service as a percentage of revenue.

Operating expenses decreased $137,000, or 5 percent, when compared to the third quarter of fiscal 2009 through the management of expenses and timing of certain items. Urologix invested in its sales force throughout the year both in building the direct and mobile channels and increasing the support structure for the team. This was achieved while simultaneously reducing overall operating expenses. Operating expenses decreased $1.6M, or 37 percent when compared with the fourth quarter of fiscal 2008 primarily due to a reduction of departmental expenses, as well as the $755,000 sales tax reserve which was recorded in the fourth quarter of fiscal 2008.

2009 Full-Year Financial Results

Revenue for the fiscal year ended June 30, 2009 was $12.8 million, a 14 percent decrease when compared to revenue of $14.9 million reported for fiscal year 2008. The net loss for the fiscal year ended June 30, 2009 was $4.4 million, or a loss of $0.31 per diluted share, compared to a net loss of $14.9 million, or a loss of $1.04 per diluted share for the fiscal year ended June 30, 2008. The net loss for the fiscal year ended June 30, 2008 includes a net non-cash impairment charge of $8.6 million, or $0.60 per share, which resulted from the $10.2 million write-off of goodwill net of the reversal of the related deferred tax liability of $1.6 million taken in the quarter ended December 31, 2007.

“Urologix entered fiscal year 2009 having begun a significant cultural change that continued throughout the fiscal year against a challenging economic backdrop. The Company’s workforce continues to embrace a focus on patient outcomes, patient comfort, customer service, and teamwork. We exit the year with an improving business, stable distribution channels, a technology platform supported by striking new clinical data, a newly completed product family, and a particular focus on achieving positive cash flow,” said Mr. Warren.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2009 fourth quarter and full year results on Tuesday, August 25, 2009 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-700-0161 and enter the Participant Passcode 94268244 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to restore sales force coverage, develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three months ended June 30		Year ended June 30
	2009	2008	2009	2008
Sales	$3,447	$3,661	$12,816	$14,906
Cost of goods sold and asset impairment	1,643	1,654	6,367	6,893

Gross profit	1,804	2,007	6,449	8,013

Costs and expenses:
Selling, general and administrative	2,200	3,697	8,534	11,767
Research and development	516	598	2,356	2,780
Amortization and impairment of identifiable intangible assets	6	6	24	71
Impairment of goodwill	—	—	—	10,193

Total costs and expenses	2,722	4,301	10,914	24,811

Operating loss	(918)	(2,294)	(4,465)	(16,798)
Interest income	—	51	53	400

Loss before income taxes	(918)	(2,243)	(4,412)	(16,398)

Income tax expense (benefit)	(42)	—	7	(1,501)

Net loss	$(876)	$(2,243)	$(4,419)	$(14,897)

Net loss per common share—basic	$(0.06)	$(0.16)	$(0.31)	$(1.04)

Net loss per common share—diluted	$(0.06)	$(0.16)	$(0.31)	$(1.04)

Weighted average number of common shares outstanding—basic	14,395	14,349	14,389	14,337

Weighted average number of common shares outstanding—diluted	14,395	14,349	14,389	14,337

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	June 30, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,032	$11,031
Accounts receivable, net	1,505	1,773
Inventories	1,407	1,634
Prepaids and other current assets	80	115

Total current assets	10,024	14,553

Property and equipment:
Property and equipment	11,788	12,303
Less accumulated depreciation	(10,380)	(10,295)

Property and equipment, net	1,408	2,008
Other assets	566	752
Identifiable intangible assets, net	143	167

Total assets	$12,141	$17,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$462	$774
Accrued compensation	791	711
Deferred income	210	227
Other accrued expenses	598	1,582

Total current liabilities	2,061	3,294
Deferred income	155	339

Total liabilities	2,216	3,633

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	113,910	113,413
Accumulated deficit	(104,129)	(99,710)

Total shareholders’ equity	9,925	13,847

Total liabilities and shareholders’ equity	$12,141	$17,480

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	For the Years Ended June 30,
	2009	2008
Operating Activities:
Net loss	$(4,419)	$(14,897)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	973	1,191
Loss on disposal of assets	43	—
Impairment of long-lived assets and goodwill	—	10,299
Provision for bad debts	12	108
Employee stock-based compensation expense	489	830
Deferred income taxes	—	(1,519)
Change in operating items:
Accounts receivable	256	2,190
Inventories	(79)	172
Prepaids and other assets	221	207
Accounts payable	(312)	(174)
Accrued expenses and deferred income	(1,105)	548

Net cash used for operating activities	(3,921)	(1,045)

Investing Activities:
Purchase of property and equipment	(86)	(213)

Net cash used for investing activities	(86)	(213)

Financing Activities:
Proceeds from stock option exercises	8	39

Net cash provided by financing activities	8	39

Net decrease in cash and cash equivalents	(3,999)	(1,219)
Cash and cash equivalents:
Beginning of period	11,031	12,250

End of period	$7,032	$11,031

Supplemental cash-flow information:

Income taxes paid during the period	$22	$35

Net amount of inventory transferred to property and equipment	$306	$615